Exhibit 23.1

Consent of Independent Auditor

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Aeterna Zentaris Inc. of our report dated March 29, 2016 relating to the financial statements, which appears in Aeterna Zentaris Inc.’s Annual Report on Form 20-F for the year ended December 31, 2015.

/s/ PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l.(1)

Québec, Quebec

April 1, 2016

(1) CPA auditor, CA, public accountancy permit No. A121191